Kforce Inc. 1001 East Palm Ave. Tampa, FL 33605 (NASDAQ: KFRC)

AT THE FIRM

Michael R. Blackman

Chief Corporate Development Officer

(813) 552-2927

KFORCE REPORTS FIRST QUARTER

REVENUE OF $262.4 MILLION AND EPS OF $0.12

RECORD TOTAL FLEX REVENUE, TOTAL TECH REVENUE

AND TOTAL TECH FLEX REVENUE

TAMPA, FL., May 3, 2011 (GLOBE NEWSWIRE) — Kforce Inc. (Nasdaq: KFRC), a provider of professional staffing services and solutions, today announced results for its first quarter of 2011. Revenue for the quarter ended March 31, 2011 was $262.4 million compared to $258.5 million for the quarter ended December 31, 2010, an increase of 1.5% and compared to $226.7 million for the quarter ended March 31, 2010, an increase of 15.8%. For the quarter ended March 31, 2011, Kforce reported net income of $4.8 million, or $0.12 per share, versus $6.3 million, or $0.16 per share, for the quarter ended December 31, 2010, a decrease of 23.6% in net income and 25.0% in EPS. Net income and EPS for the first quarter of 2011 increased 78.7% and 71.4%, respectively, versus the first quarter of 2010, which had net income of $2.7 million, or $0.07 per share.

“We are pleased with our first quarter results, particularly the year-over-year increase in Tech Flex (our 3rd consecutive quarter of record Tech Flex revenue) and FA Flex of 19.7% and 34.0% respectively, as we continue to leverage our National Recruiting Center (NRC) and Strategic Accounts teams to capture revenue opportunities. In addition, total Flex revenue for the quarter ended March 31, 2011 of $252.3 million was a record surpassing the prior high of $249.0 million. We believe Kforce is well positioned to service our clients’ increasing desire for a more flexible workforce during this unique temporary employment led recovery. We are very pleased with our Q1 2011 results and we remain optimistic about the Firm’s prospects. We remain committed to our goal to surpass prior peak earnings earlier in the cycle with a higher quality revenue stream that is less dependent upon permanent placement revenue. I want to thank all of our employees, consultants and clients for making Q1 2011 a successful quarter for Kforce,” said David L. Dunkel, Chairman and CEO.

William L. Sanders, President, said, “Our key performance indicators and discussions with clients indicate that demand continues to be solid, particularly in Tech and FA. Accordingly, the Firm continued to focus its efforts on the expansion and optimization of the NRC, Strategic Accounts and field sales team to further take advantage of this strengthening demand. Kforce has a tenured sales force with a strong sales and delivery operating platform that provides exceptional service to our clients. Kforce continues to aggressively pursue business opportunities with the goal of continuing to gain client and market share.”

Mr. Sanders noted additional operational results for the first quarter include:

•	Flex revenue of $252.3 million in Q1 ‘11 increased 2.0% from $247.4 million in Q4 ‘10 and increased 15.3% from $218.8 million in Q1 ‘10.

•	Sequential percentage changes in Flex revenue by segment were a 9.2% increase for HLS, 0.7% increase for Tech, 0.7% increase for FA and 0.2% increase for Government Solutions.

•	Search revenue of $10.1 million in Q1 ‘11 decreased 8.7% from $11.1 million in Q4 ‘10 and increased 27.9% from $7.9 million in Q1 ‘10.

Joseph J. Liberatore, Chief Financial Officer, said, “The Firm continued to perform well in Q1 ‘11. The first quarter of 2011 contained 63 billing days compared to 61 billing days in Q4 ‘10, and 62 billing days in Q1 ‘10. We believe our first quarter results reflect our strong culture, tenured sales associate population and a continued focus on execution in all aspects of the business, including improving client relationships, solid expense management and continued efficiencies and operating leverage provided by the NRC.”

Financial highlights for the first quarter include:

•

Flex gross profit decreased 170 basis points to 27.1% in Q1 ‘11 from 28.8% in Q4 ‘10 and decreased 40 basis points from 27.5% in Q1 ‘10, which was primarily attributable to increased statutory payroll costs.

•	Selling, general and administrative expenses as a percentage of revenue decreased 100 basis points to 25.6% in Q1 ‘11 from 26.6% in Q4 ‘10 and decreased 130 basis points from 26.9% in Q1 ‘10.

•	Adjusted EBITDA for Q1 ‘11 was $14.1 million, a decrease of 7.4% from $15.2 million in Q4 ‘10 and an increase of 64.3% from $8.6 million in Q1 ‘10.

•

Bank debt at the end of Q1 ‘11 was $25.3 million, reflecting an increase of $14.5 million from $10.8 million at the end of Q4 ‘10. This increase was primarily related to certain routine cash expenditures that occur annually in the first quarter and the repurchase of 0.5 million shares of common stock for $9.3 million during Q1 ‘11.

•	Earnings per share for Q1 ‘11 was $0.12, a decrease of 25.0% from $0.16 per share in Q4 ‘10 and an increase of 71.4% from $0.07 in Q1 ‘10.

Mr. Liberatore stated, “In addition, looking forward to the second quarter of 2011, we expect revenue may be in the $276 million to $283 million range and earnings per share in the range of $0.17 to $0.20. The second quarter of 2011 has 64 versus 63 billing days in the first quarter of 2011.”

On Tuesday, May 3, 2011, Kforce will host a conference call to discuss these results. The call will begin at 5:00 p.m. Eastern Time. The dial-in number is 877-344-3890. The replay of the call will be available from 7:00 p.m. Eastern Time Tuesday, May 3 to May 19, 2011 by dialing (800) 642-1687, passcode 24319517.

This call is being webcast by Shareholder.com and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until May 19, 2011.

About Kforce

Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing flexible and permanent staffing solutions in the skill areas of technology, finance & accounting, and health and life sciences. Backed by more than 2,000 associates and approximately 10,000 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 64 offices located throughout the United States and two offices in the Philippines. For more information, please visit our Web site at http://www.kforce.com/.

The Kforce Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3749

About Kforce Government Solutions (KGS)

KGS provides innovative technology, financial management, data architecture and continuous process improvement and finance and accounting solutions primarily to federal government clients. KGS, with approximately 600 professionals currently on assignment, has been partnering with our clients since 1970 to successfully solve their challenges. KGS’ in-depth operational knowledge and understanding of Federal Agencies, the Defense Department, Homeland Security and industry best practices, combined with expert and highly-skilled professionals, have resulted in a comprehensive portfolio of technologically advanced and innovative consulting solutions designed to guide clients through today’s environment of complex challenges, risk, and cost. For more information, visit http://www.kforcegov.com/.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting, Health and Life Sciences and Government Solutions segments, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that we will continue to increase our market share, successfully manage risks to our revenue stream and successfully put into place the people and processes that will create future success. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	Mar. 31, 2011	Dec. 31, 2010	Mar. 31, 2010
Revenue by function:
Technology	$143,180	$142,869	$119,676
Finance & accounting	53,832	53,449	40,143
Health & life sciences	42,023	38,864	40,299
Government solutions	23,353	23,313	26,538

Total revenue	262,388	258,495	226,656

Revenue by time:
Flex	252,289	247,437	218,763
Search	10,099	11,058	7,893

Total revenue	262,388	258,495	226,656

Costs of services	183,875	176,086	158,511

Gross profit	78,513	82,409	68,145
GP %	29.9%	31.9%	30.1%
Flex GP %	27.1%	28.8%	27.5%

Selling, general & administrative expenses	67,223	68,700	60,940
Depreciation & amortization	3,336	3,262	2,976

Income from operations	7,954	10,447	4,229
Other expense, net	316	266	374

Income before income taxes	7,638	10,181	3,855

Income tax expense	2,798	3,843	1,147

Net income	$4,840	$6,338	$2,708

Earnings per share - diluted	$0.12	$0.16	$0.07
Adjusted EBITDA per share	$0.34	$0.37	$0.21
Shares outstanding - diluted	40,897	40,848	40,387

Adjusted EBITDA	$14,088	$15,207	$8,574

Other information:
Capital expenditures	$1,704	$3,314	$1,858
Equity-based compensation expense, net	$1,790	$1,383	$1,025
Working capital	$64,761	$64,878	$80,308

Selected balance sheet information:
Cash and cash equivalents	$448	$1,055	$1,143
Accounts receivable, less allowances	$163,151	$148,507	$141,866
Total assets	$402,798	$391,044	$360,328
Bank debt	$25,340	$10,825	$19,199
Total liabilities	$149,199	$137,227	$127,750
Total stockholders’ equity	$253,599	$253,817	$232,578
Billing days	63	61	62

Kforce Inc.

Key Statistics

(Unaudited)

	Q1 2011	Q4 2010	Q1 2010
Total Firm
Flex revenue (000’s)	$252,289	$247,437	$218,763
Revenue per billing day (000’s)	$4,005	$4,056	$3,528
Sequential flex revenue change	2.0%	-0.6%	0.7%
Hours (000’s)	4,473	4,427	3,710
Flex GP %	27.1%	28.8%	27.5%

Search revenue (000’s)	$10,099	$11,058	$7,893
Placements	741	811	640
Average fee	$13,627	$13,633	$12,336
Billing days	63	61	62

Technology
Flex revenue (000’s)	$139,413	$138,467	$116,466
Revenue per billing day (000’s)	$2,213	$2,270	$1,878
Sequential flex revenue change	0.7%	0.8%	-0.3%
Hours (000’s)	2,273	2,233	1,849
Flex GP %	26.2%	28.0%	26.4%

Search revenue (000’s)	$3,767	$4,402	$3,210
Placements	266	309	224
Average fee	$14,166	$14,257	$14,362

Finance & Accounting
Flex revenue (000’s)	$47,865	$47,512	$35,730
Revenue per billing day (000’s)	$760	$779	$576
Sequential flex revenue change	0.7%	6.9%	0.8%
Hours (000’s)	1,415	1,447	1,092
Flex GP %	27.3%	30.7%	27.4%

Search revenue (000’s)	$5,967	$5,937	$4,413
Placements	457	472	397
Average fee	$13,052	$12,570	$11,107

Health & Life Sciences
Flex revenue (000’s)	$41,658	$38,145	$40,029
Revenue per billing day (000’s)	$661	$625	$646
Sequential flex revenue change	9.2%	-7.0%	7.6%
Hours (000’s)	530	504	483
Flex GP %	28.9%	27.7%	29.5%

Search revenue (000’s)	$365	$719	$270
Placements	18	30	19
Average fee	$20,268	$23,962	$14,206

Government Solutions
Flex revenue (000’s)	$23,353	$23,313	$26,538
Revenue per billing day (000’s)	$371	$382	$428
Sequential flex revenue change	0.2%	-11.0%	-4.4%
Hours (000’s)	255	243	286
Flex GP %	29.3%	32.0%	29.9%

Kforce Inc.

Key Statistics - Health & Life Sciences

(Unaudited)

	Q1 2011	Q4 2010	Q1 2010
Clinical Research
Flex revenue (000’s)	$25,731	$22,497	$26,966
Revenue per billing day (000’s)	$408	$369	$435
Sequential flex revenue change	14.4%	-14.6%	12.9%
Hours (000’s)	272	249	292
Flex GP %	26.4%	24.2%	27.0%

Search revenue (000’s)	$298	$491	$83
Placements	11	12	4
Average fee	$27,059	$40,895	$20,625
Health Information Management
Flex revenue (000’s)	$15,927	$15,648	$13,063
Revenue per billing day (000’s)	$253	$256	$211
Sequential flex revenue change	1.8%	6.6%	-2.0%
Hours (000’s)	258	255	191
Flex GP %	33.0%	32.7%	34.4%

Search revenue (000’s)	$67	$228	$187
Placements	7	18	15
Average fee	$9,596	$12,674	$12,494

Kforce Inc.

Selected Financial Information and Reconciliations

(In Thousands, Except Per Share Amounts)

(Unaudited)

Quarterly Adjusted EBITDA

	Three Months Ended
	Mar. 31, 2011		Dec. 31, 2010		Mar. 31, 2010
	$	Per share	$	Per share	$	Per share
Net income	$4,840	$0.12	$6,338	$0.16	$2,708	$0.07
Depreciation & amortization	3,336	0.08	3,262	0.08	2,976	0.07
Amortization of restricted stock & PARS	2,821	0.07	1,499	0.03	1,395	0.03
Interest expense and other	293	0.00	265	0.01	348	0.01
Income tax expense	2,798	0.07	3,843	0.09	1,147	0.03

Adjusted EBITDA	$14,088	$0.34	$15,207	$0.37	$8,574	$0.21

Weighted average shares outstanding - diluted	40,897		40,848		40,387

Adjusted EBITDA, a non-GAAP financial measure, is defined as net income before non-cash impairment charges, interest, income taxes, depreciation and amortization and amortization of stock-based compensation expense. Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.

	Three Months Ended
	Mar. 31, 2011		Dec. 31, 2010		Mar. 31, 2010
	$	Per share	$	Per share	$	Per share
Net income	$4,840	$0.12	$6,338	$0.16	$2,708	$0.07
Equity-based compensation expense, net:
Alternative LTI expense	3	0.00	722	0.02	280	0.01
Amortization of restricted stock & PARS	2,821	0.07	1,499	0.03	1,395	0.03
Income tax benefit	(1,034)	(0.03)	(838)	(0.02)	(650)	(0.02)

Equity-based compensation expense, net	1,790	0.04	1,383	0.03	1,025	0.02

Net income before equity-based compensation expense	$6,630	$0.16	$7,721	$0.19	$3,733	$0.09

Weighted average shares outstanding - diluted	40,897		40,848		40,387

“Net Income before Equity-Based Compensation Expense”, a non-GAAP financial measure, is defined as net income before compensation expense incurred in conjunction with share-based payment awards and alternative long-term incentive awards. Kforce measures the cost of employee services received in exchange for an equity based award based on the grant-date fair value of the award (with limited exceptions). That cost is recognized over the period in which the employee is required to provide service in exchange for the award, which is usually the vesting period.

Adjusted EBITDA and Net Income before Equity-Based Compensation Expense are key measures used by management to evaluate its operations and to provide useful information to investors. These measures should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. These measurements are not determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations. The measures as presented may not be comparable to similarly titled measures of other companies.